EXHIBIT 10.10
[LETTERHEAD OF IMPAX LABORATORIES, INC.]
August 12, 2004
Charles Hildenbrand

Dear Charles:
This letter is an offer of employment for you to join IMPAX Laboratories, Inc. as Sr. VP of Operations, reporting to Larry Hsu, President. Your position will be based in Hayward, California, and your official hire date will be August 31, 2004. Please report to our administration facility at 1502 Crocker Ave., at 8:30 A.M .for new hire orientation on September 7. Your first 90 days with the company is an evaluation period.
Your starting salary will be $190,000 per year, paid biweekly. You will also receive, subject to Board approval, an option to purchase 50,000 shares of IMPAX stock.
You will be eligible to participate in a bonus program designed to reward you up to 45% of your annual salary, dependent on your and the company’s performance.
The Company will pay you a relocation amount of $70,000 before taxes, in two equal payments; the first payment will be included with your first paycheck, and the second with the first paycheck after you have completed 90 days with the Company. If you should voluntarily leave the Company within one year of your start date, you will be required to return the entire amount of this relocation package. If you voluntarily leave the Company after your first year but before two years from your start date, you will be required to return 50% of the relocation amount.
This relocation amount is intended for all relocation costs associated with your move from Pomona, New York to the Bay Area, including realtor fees, closing costs, hotel and temporary housing, miscellaneous expenses, taxes on non-deductible expenses, and travel costs associated with moving your family. In addition we will provide you with a $20,000 sign-on bonus.
As you requested, we will allow you to take October 22 through November 1, 2004 off for a pre-arranged vacation. This time will be without pay.
In addition, some time within 6 months after your start date, you may take one week with pay, to move your family out to this area. It is understood you will be regularly available by cell phone, and email if possible, during your drive across country.
Also, you are eligible to participate in the following company benefits:
√	Kaiser or Health Net Healthcare, Guardian Dental, and VSP Vision (coverage effective October 1, 2004).

√	401(k) (participation begins the first quarter following three (3) months of continuous service).

√	Short- and Long-Term Disability Insurance, Life, and Accidental Death & Dismemberment, after 90 days with the company.

√	128 Hours of Personal Time Off, and 10 Holidays designated yearly.

√	Eligibility to participate in the Employee Stock Purchase Plan after one year of service at a 15% discount.

√	Executive Non-Qualified Deferred Compensation Plan
Please note this employment offer is contingent upon the successful completion of a drug test and background check paid by the Company. We have arranged with Total Compliance Network (TCN) for you to complete a drug test as soon as possible. Please contact Quest Diagnostics at 500 Union Blvd, Totowa, NJ (973-389-0945). We have included a map and Drug Testing Form with this letter.
Your employment is at will. Accordingly, either you or the company can terminate the employment relationship at any time, with or without cause or advance notice. This letter constitutes the entire agreement between IMPAX Laboratories and you respecting the position and supersedes all prior negotiations and agreements pertaining to the position, whether written or oral. No special or implied conditions or terms of employment and no amendment to this letter will be binding unless they are made in writing and signed by an officer of the company and you.
We are all excited about your joining our team. If this offer is acceptable, please sign and return this original document to me within 48 hours of receipt. Before doing so, however, we would appreciate it if you could fax the signed copy to our confidential number: 510-429-2146.
If you have questions or concerns, please call me at me at 510-476-2000, x1145.
Sincerely
/s/ Yvonne Boxerman
Yvonne Boxerman
Director, Human Resources

Cc:	Larry Hsu, President
Nai Chang, Controller

/s/ Charles V. Hildenbrand	Start Date: August 31, 2004
Signature